Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2016, relating to the consolidated financial statements and financial statement schedule of Shire plc and subsidiaries, and the effectiveness of Shire plc and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Shire plc for the year ended December 31, 2015.

/s/ Deloitte LLP

Deloitte LLP

London, United Kingdom

June 9, 2016